UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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SPECIALIZED DISCLOSURE REPORT

MATTEL, INC.
(Exact name of the registrant as specified in its charter)

Delaware	001-05647
(State or other jurisdiction of incorporation or organization)	(Commission file number)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip code)
___________________________________________________________

Mr. Roberto Isaias
Executive Vice President & Chief Supply Chain Officer
(310) 252-2000
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___.

Section 1 – Conflict Minerals Disclosure

Item 1.01. Conflict Minerals Disclosure and Report.

Conflict Minerals Disclosure

A copy of this Form SD is publicly available on the “SEC Filings” page of Mattel’s website at https://investors.mattel.com/financials/sec-filings; and the Conflict Minerals Report filed for the calendar year ended December 31, 2022 is available at http://corporate.mattel.com/about-us/2022MattelConflictMineralsReport.pdf.

Item 1.02. Exhibit.

A Conflict Minerals Report for the calendar year ended December 31, 2022 is filed herewith as Exhibit 1.01. The Conflict Minerals Report filed for the calendar year ended December 31, 2022 is also available at http://corporate.mattel.com/about-us/2022MattelConflictMineralsReport.pdf.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01. Resource Extraction Issuer Disclosure and Report.

Not applicable.

Section 3 – Exhibits

Item 3.01. Exhibits.

Exhibit 1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

MATTEL, INC.

By:	/s/ Roberto Isaias	Date: May 26, 2023
Name: Roberto Isaias
Title: Executive Vice President & Chief Supply Chain Officer